Exhibit 99.1
Walgreen Co. Corporate Communications • 200 Wilmot Road • Deerfield, Ill. 60015 • (847) 914-2500
Contact:
Media: Michael Polzin, 847-914-2925
Investors: Rick Hans, CFA, 847-914-2385

FOR IMMEDIATE RELEASE	http://news.walgreens.com
WALGREENS ISSUES LETTER TO LONGS DRUG STORES BOARD OF DIRECTORS
DEERFIELD, Ill., Sept. 22, 2008 — Walgreen Co. (NYSE, NASDAQ: WAG) sent the following letter to the Longs Drug Stores board of directors on Monday afternoon:
September 22, 2008
Warren F. Bryant
Chairman, President and Chief Executive Officer
Board of Directors
Longs Drug Stores Corporation
141 North Civic Drive
Walnut Creek, CA 94596
Dear Mr. Bryant:
We have carefully reviewed your September 17th letter and are disappointed with your unwillingness to discuss our proposal. We continue to believe that our proposal is a “Superior Proposal” or, at a minimum, represents a “bona fide Acquisition Proposal” that “will lead to a Superior Proposal,” as defined in the Agreement and Plan of Merger, dated August 12, 2008, with CVS Caremark Corporation. It is clear that your stockholders agree. As you have been unwilling to speak with us, we have no option but to address the points raised in your September 17th letter in this letter.
In your September 17th letter, you take the position that Walgreens is not willing to accept the inherent regulatory risks in connection with an acquisition of Longs. This statement is not accurate. We are confident that the combination of Longs and Walgreens would receive all required regulatory approvals in a reasonable period of time and do not believe that anything even approaching the threshold of divestitures that we already have agreed to in our proposal would be required. We believe that your advisors would agree with this conclusion. If there is any confusion, we want to make clear that our commitment to divest covers the stores and assets of both Longs and Walgreens. We also believe that your position overstates the significance of this concern, as the outcome of the FTC process will be apparent before you would terminate your agreement with CVS.

We also believe that you have significantly overstated the regulatory risk. The retail pharmacy business is highly competitive. Upon consummation of the proposed transaction, the combined Walgreens/Longs will account for less than 35% of the retail pharmacies in almost every metropolitan area where the two companies both participate. In the few areas where the combined share of stores would exceed 35%, it would do so by only a small margin, and additional competitive influences, such as mail order, competition from health plan pharmacies and the potential for new entry and expansion by existing competitors should ensure that those areas remain highly competitive. In that regard, CVS has recently announced plans to expand in several parts of Northern California, independent from the Longs transaction, further eroding current market shares in those areas.
We believe that the regulatory review process will be successfully completed without undue delay for several reasons: (1) our team is already working with the FTC and has been from the first day that our proposal was announced, (2) the FTC is familiar with Longs, having completed a process recently in connection with the CVS transaction, (3) if necessary, we are prepared to discuss remedies with the FTC at an early stage, and (4) we are working closely with our real estate and operating partners on a parallel process to provide any necessary solution or remedy.
In order to address any divestitures that may be required, we have partnered with experienced real estate investors. Our real estate partners have significant experience in your markets and have a strong track record of success in partnering in strategic transactions. Klaff Realty, LP (“Klaff”) is a privately owned real estate investment company based in Chicago, Illinois that engages in the acquisition, redevelopment and management of commercial real estate throughout the United States. To date, Klaff and its partners have acquired portfolios in excess of 112 million square feet of retail and office properties with a value in excess of $6 billion and its current portfolio of properties consists of approximately over 40 million square feet of retail space and distribution centers across the United States. Lubert-Adler Management Company, L.P. (“Lubert-Adler”) is a real estate private equity firm specializing in acquisitions and redevelopments through joint ventures with local operating partners. Since its inception in 1997, Lubert-Adler has invested in over $15 billion of real estate assets.
Over the last several years, Klaff and Lubert-Adler (collectively, “KLA”) have co-invested, in some cases as members of a consortium, in a number of very significant acquisitions. These include a portion of the Albertsons privatization ($2.3 billion acquisition of 661 stores including in-store pharmacies), Cub Supermarkets in the Chicago market ($25 million acquisition of 25 stores including in-store pharmacies), Shopko ($1.2 billion acquisition of 204 stores) and Rex Stores ($83 million acquisition of 87 stores). As a direct example, KLA and its partners successfully operated Albertsons and then sold certain stores to other first-class operators, such as Save Mart in Northern California and Publix in Florida. In New Mexico, the consortium acquired additional stores and expanded Albertsons’ footprint. In addition to their broad retail investment experience, we have chosen KLA as a partner due to the depth of the west coast and drug store management team that will work with Walgreens. Each of Klaff and Lubert-Adler have significant experience working with operating partners and we continue discussions with additional potential operating partners. With respect to the proposed transaction, KLA has agreed, subject to due diligence, to acquire Longs or Walgreens stores and other assets that may be required to be divested to obtain the required regulatory approvals for the transaction.
In your September 17th letter, you argue that Walgreens is not proposing to compensate Longs stockholders for any potential delays in consummating a transaction with Walgreens. Our $75.00 per share cash offer is superior to the CVS transaction. Relative to the CVS offer of $71.50 per share, our $75.00 proposal will return a higher value to Longs’ stockholders and the fact that they will continue to receive dividend payments will mitigate the impact of the time required to obtain the required regulatory approvals. As indicated in our initial proposal, we are prepared to agree to terms and conditions that are at least as favorable to Longs stockholders as those in the CVS merger agreement.
You should have no concern with our ability to finance the proposed transaction. Walgreens is highly rated from Standard & Poor’s and Moody’s, has a strong balance sheet and has sufficient liquidity and access to the necessary capital required to consummate the proposed transaction. We have had discussions with our financing sources and we are confident in our ability to secure committed financing prior to Longs terminating the merger agreement with CVS and entering into an agreement with Walgreens.

Our proposal is compelling — it would deliver superior value to Longs stockholders relative to the CVS transaction and can be consummated without undue delay. We again request that we be given an opportunity to conduct customary due diligence pursuant to the terms of your agreement with CVS as soon as possible. Although we would unquestionably prefer to work directly with you to complete a negotiated transaction, we are prepared to take our transaction directly to your stockholders.
We are available to meet with you and your advisors as soon as possible to discuss our proposal and to answer any of your questions. We, as well as KLA, are prepared to commit all necessary resources to quickly complete due diligence and negotiate a mutually acceptable agreement.
Sincerely,
/s/ Jeffrey A. Rein
Jeffrey A. Rein
Chairman and CEO, Walgreen Co.

cc:	Board of Directors, Longs Drug Stores Corporation
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